Exhibit 21.1

Subsidiaries of Registrant

Name	Jurisdiction of Formation
BigBear.ai, LLC	Delaware
BigBear.ai Federal, LLC	Maryland
ProModel, LLC	Pennsylvania
Ask Sage, Inc.	Delaware
Pangiam Holdings, LLC	Delaware
Linkware, LLC	Virginia